Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Laura J. Wakeley (717) 291-2616
Investor Contact: David C. Hostetter (717) 291-2456

Fulton Financial reports 2012 earnings

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Diluted earnings per share for the fourth quarter of 2012 was 20 cents, a 4.8 percent decrease from the third quarter of 2012 and an 11.1 percent increase from the fourth quarter of 2011. For the year ended December 31, 2012, diluted earnings per share was 80 cents, a 9.6 percent increase from 2011.

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The provision for credit losses was $17.5 million for the fourth quarter of 2012, a $5.5 million, or 23.9 percent, decrease compared to the third quarter of 2012. For the year ended December 31, 2012, the provision for loan losses decreased $41.0 million, or 30.4 percent, compared to 2011. Non-performing loans decreased $1.8 million, or 0.8 percent, in comparison to September 30, 2012 and $75.5 million, or 26.3 percent, in comparison to December 31, 2011.

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Net interest income for the fourth quarter of 2012 decreased $3.7 million, or 2.7 percent, compared to the third quarter of 2012 due to a decrease in net interest margin of 9 basis points, or 2.4 percent. For the year ended December 31, 2012, net interest income decreased $15.8 million, or 2.8 percent, in comparison to 2011.

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On December 31, 2012, the Corporation's wholly owned subsidiary, Fulton Bank, N.A., completed the divestiture of its Global Exchange Group division (Global Exchange) for a pre-tax gain of $6.2 million. The federal tax liability associated with this transaction was $4.0 million due to the write-off of non-deductible goodwill, resulting in an after tax gain on the transaction of $2.2 million. The proceeds from this transaction and short-term borrowings were used to prepay approximately $20 million of Federal Home Loan Bank (FHLB) advances, with a weighted average interest rate of 4.38 percent and maturing in January 2017. The Corporation incurred a $3.0 million ($2.0 million, net of tax) penalty in connection with prepaying these FHLB advances.

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In January 2013, the Corporation announced that its board of directors approved the repurchase of up to eight million shares, or approximately 4.0 percent of the Corporation's outstanding shares, through June 30, 2013. Under the Corporation's previous 2012 repurchase program, the Corporation repurchased approximately 2.1 million shares.

(January 15, 2013) - Lancaster, PA - Fulton Financial Corporation (NASDAQ: FULT) reported net income of $40.2 million, or 20 cents per diluted share, for the fourth quarter ended December 31, 2012, compared to $41.6 million, or 21 cents per diluted share, for the third quarter of 2012. For the year ended December 31, 2012, net income was $159.8 million, or 80 cents per diluted share, compared to $145.6 million, or 73 cents per diluted share, for 2011.
“2012 was a good year for us. We saw continued improvement in earnings and asset quality, a significant reduction in our provision for credit losses, strong residential mortgage activity, good core deposit growth and higher returns on assets and equity,” said E. Philip Wenger, Chairman, CEO and President. “From a shareholder perspective, we continued to deploy capital by initiating a share repurchase program and by increasing our quarterly cash dividend. In the fourth quarter, we were particularly pleased to see a pick-up in loan demand across all our markets, although the persistently low interest rate environment continues to put pressure on our net interest margin. Our primary strategic focus for 2013 is quality interest-earning asset growth.”
Asset Quality
Non-performing assets were $237.2 million, or 1.44 percent of total assets, at December 31, 2012, compared to $242.0 million, or 1.49 percent of total assets, at September 30, 2012 and $317.3 million, or 1.94 percent of total assets, at December 31, 2011. The $4.8 million, or 2.0 percent, decrease in non-performing assets in comparison to the third quarter of 2012 was primarily due to a decrease in other real estate owned and decreases in non-performing commercial mortgages and commercial loans, partially offset by an increase in non-performing residential mortgages and home equity loans.
Annualized net charge-offs for the quarter ended December 31, 2012 were 0.91 percent of average total loans, compared to 0.84 percent for the quarter ended September 30, 2012 and 1.36 percent for the quarter ended December 31, 2011. The allowance for credit losses as a percentage of non-performing loans was 106.8 percent at December 31, 2012 in comparison to 110.5 percent at September 30, 2012 and 90.1 percent at December 31, 2011.
Net Interest Income and Margin
Net interest income for the fourth quarter of 2012 decreased $3.7 million, or 2.7 percent, from the third quarter of 2012, primarily due to a decrease in the net interest margin. The net interest margin decreased 9 basis points, or 2.4 percent, from 3.74 percent in the third quarter of 2012, to 3.65 percent in the fourth quarter of 2012. Average yields on interest-earning assets decreased 14 basis points, while the decline in the average costs of interest-bearing liabilities was limited to 5 basis points.
For the year ended December 31, 2012, net interest income decreased $15.8 million, or 2.8 percent, compared to 2011. Net interest margin was 3.76 percent for 2012, as compared to 3.90 percent for 2011.

Average Balance Sheet
Total average assets for the fourth quarter of 2012 were $16.2 billion, a decrease of $43.0 million, or 0.3 percent, from the third quarter of 2012. This decrease was due to a $104.9 million, or 3.8 percent, decrease in investment securities, partially offset by an $80.5 million, or 0.7 percent, increase in loans, net of unearned income.

	Quarter Ended		Increase (decrease)
	Dec 31, 2012	Sep 30, 2012	$	%
	Dollars in thousands
Loans, by type:
Real estate - commercial mortgage	$4,623,158	$4,603,388	$19,770	0.4%
Commercial - industrial, financial, and agricultural	3,559,171	3,529,733	29,438	0.8%
Real estate - home equity	1,611,868	1,597,230	14,638	0.9%
Real estate - residential mortgage	1,223,589	1,200,752	22,837	1.9%
Real estate - construction	593,351	605,910	(12,559)	(2.1)%
Consumer	305,766	304,235	1,531	0.5%
Leasing and other	83,747	78,945	4,802	6.1%
Total Loans, net of unearned income	$12,000,650	$11,920,193	$80,457	0.7%
For the year ended December 31, 2012, average loans, net of unearned income, increased $61.8 million, or 0.5 percent, in comparison to 2011.
Total average liabilities decreased $61.1 million, or 0.4 percent, from the third quarter of 2012, due primarily to a $100.3 million, or 17.0 percent, decrease in short-term borrowings, partially offset by a $36.5 million, or 0.3 percent, increase in average deposits.

	Quarter Ended		Increase (decrease)
	Dec 31, 2012	Sep 30, 2012	$	%
	Dollars in thousands
Deposits, by type:
Noninterest-bearing demand	$2,953,861	$2,836,166	$117,695	4.1%
Interest-bearing demand	2,684,063	2,608,202	75,861	2.9%
Savings deposits	3,391,988	3,364,109	27,879	0.8%
Total demand and savings	9,029,912	8,808,477	221,435	2.5%
Time deposits	3,472,692	3,657,616	(184,924)	(5.1)%
Total Deposits	$12,502,604	$12,466,093	$36,511	0.3%
For the year ended December 31, 2012, average deposits decreased $64.7 million, or 0.5 percent, compared to 2011. This decrease was due to a $579.6 million, or 13.5 percent, decrease in average time deposits, partially offset by a $514.8 million, or 6.3 percent, increase in average demand and saving accounts.

Non-interest Income
Non-interest income, excluding investment securities gains, increased $7.4 million, or 14.3 percent, in comparison to the third quarter of 2012, primarily due to the aforementioned $6.2 million gain on the divestiture of Global Exchange. Mortgage banking income increased $2.2 million, or 20.9 percent. Net servicing income increased $2.0 million as a result of a $2.1 million mortgage servicing rights impairment charge recorded during the third quarter of 2012, while gains on sales of mortgage loans increased $185,000. Other income decreased $1.2 million due to a decrease in gains from investments in corporate owned life insurance.
For the year ended December 31, 2012, non-interest income, excluding investment securities gains, increased $30.4 million, or 16.6 percent, compared to 2011 due primarily to the $6.2 million gain on the divestiture of Global Exchange and an $18.9 million increase in mortgage banking income.
Non-interest Expense
Non-interest expenses increased $6.6 million, or 6.0 percent, in the fourth quarter of 2012 compared to the third quarter of 2012. As noted above, during the fourth quarter of 2012, the Corporation prepaid approximately $20 million of FHLB advances, incurring a $3.0 million prepayment penalty. Marketing expense increased $1.9 million due to the timing of promotional campaigns. Other expenses increased $1.9 million, primarily related to reversals of reserves for non-income state taxes in the third quarter of 2012. Operating risk loss increased $1.2 million due to increases in reserves for losses on previously sold residential mortgages. Partially offsetting these increases in non-interest expenses was a $1.5 million decrease in other outside services expense as a result of a decrease in consulting expenses associated with risk management and compliance efforts and an $858,000 decrease in salaries and employee benefits, largely a result of lower healthcare costs.
For the year ended December 31, 2012, non-interest expenses increased $33.0 million, or 7.9 percent, due primarily to increases in salaries and employee benefits, operating risk loss and other outside services.
About Fulton Financial
Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which has banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Fulton Bank of New Jersey, Mt. Laurel, NJ; and The Columbia Bank, Columbia, MD.
The Corporation's investment management and trust services are offered at all banks through Fulton Financial Advisors, a division of Fulton Bank, N.A. Residential mortgage lending is offered by all banks under the Fulton Mortgage Company brand.
Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement
This news release may contain forward-looking statements with respect to the Corporation's financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” "anticipates," “believes,” “plans,” “expects,” “future,” "intends" and similar expressions which are intended to identify forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond the Corporation's control and ability to predict, that could cause actual results to differ materially from those expressed in the forward-looking statements. The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Many factors could affect future financial results including, without limitation: the impact of adverse changes in the economy and real estate markets; increases in non-performing assets which may reduce the level of earning assets and require the Corporation to increase the allowance for credit losses, charge-off loans and incur elevated collection and carrying costs related to such non-performing assets; acquisition and growth strategies; market risk; changes or adverse developments in political or regulatory conditions; a disruption in, or abnormal functioning of, credit and other markets, including the lack of or reduced access to markets for mortgages and other asset-backed securities and for commercial paper and other short-term borrowings; changes in the levels of, or methodology for determining, FDIC deposit insurance premiums and assessments; the effect of competition and interest rates on net interest margin and net interest income; investment strategy and other income growth; investment securities gains and losses; declines in the value of securities which may result in charges to earnings; changes in rates of deposit and loan growth or a decline in loans originated; relative balances of rate-sensitive assets to rate-sensitive liabilities; salaries and employee benefits and other expenses; amortization of intangible assets; goodwill impairment; capital and liquidity strategies, and other financial and business matters for future periods.
For a more complete discussion of certain risks and uncertainties affecting the Corporation, please see the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” set forth in the Corporation's filings with the Securities and Exchange Commission.
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2013